Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FOURTH QUARTER AND

FISCAL YEAR 2022 RESULTS

Houston, Texas – November 17, 2022 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $22.9 million, or $(1.76) per diluted share, on revenue of $89.3 million for its fiscal year ended September 30, 2022. This compares with a net loss of $14.1 million, or ($1.05) per diluted share, on revenue of $94.9 million for the comparable year-ago period.

For the fourth quarter ended September 30, 2022, Geospace Technologies (the “Company”) reported revenue of $25.9 million and a net loss of $8.0 million, or ($0.62) per diluted share. Revenue for the fourth quarter ended September 30, 2022 increased 33% over last year and was the largest quarterly contributor to the fiscal year. For the comparable period last year, the Company recorded revenue of $19.4 million and a net loss of $5.0 million, or ($0.39) per diluted share.

The Company noted that its fiscal year 2022 operating loss includes a $4.3 million one-time non-cash charge for goodwill impairment in the company’s Emerging Markets segment, and a $5.0 million non-cash benefit for changes in contingent consideration related to our Quantum Technology Sciences (Quantum) and OptoSeis acquisitions. Fiscal year 2021 operating loss also included a $3.5 million non-cash benefit for changes in contingent consideration from both acquisitions mentioned above.

Management’s Comments

Walter R. (“Rick”) Wheeler, President and CEO of the Company said, “We’re encouraged that fourth quarter revenue grew more than 33% over last year’s same period, rising above the first three quarters of fiscal year 2022. This is largely attributable to the steady increase in demand for our OBX ocean bottom nodes as the year progressed, and we expect this demand growth to continue in fiscal year 2023. Fourth quarter Oil and Gas segment revenue was further lifted by scheduled deliveries of specialty geophone sensors in partial fulfilment of a previously announced order that extends into fiscal year 2023. However, despite the improved Q4 performance, revenue for the full fiscal year missed last year’s total by 6%, leading to a net loss of $22.9 million. In response, we have begun the implementation of a board approved dynamic plan intended to lead us to consistent profitability. The plan includes leveraging the successes of our diversification strategy that have created new products and revenue growth in our Adjacent Markets segment. It also includes shedding the manufacture of some low margin, low revenue products and reconfiguring our production facilities to lower our costs and raise efficiencies. As part of the plan, adjustments have already been made in our workforce since the fiscal year end and are expected to yield an annual savings of more than $2 million. As our plan continues to unfold, regular evaluations of each business segment will focus on revenue opportunities as well as additional areas where costs can be reduced. Note that the fourth quarter and full year losses reported for fiscal year 2022 include a non-cash charge of $4.3 million for the impairment of goodwill related to our 2018 acquisition of Quantum. The technology we gained through this acquisition remains highly valuable and is being targeted in a variety of new applications with promising revenue potential. However, past performance of our Quantum acquisition has not met the necessary expectations required to support its goodwill. Our reported losses also include a non-cash charge of approximately $400,000 for the write-off of certain heavy machinery in our cable shop. Over time, revenue from goods produced with this equipment has greatly diminished, and the space recovered from its removal will allow us to move our OBX rental operations from a nearby satellite facility to our main campus. This consolidation should provide much better efficiency and utilization of the factory, and in turn, reduce costs and increase our profitability. Recent conversations with our permanent reservoir monitoring (PRM) system customers have led us to expect additional delays in the timing of a tender, although they have indicated that their overall interest and intentions have in no way diminished. This means the most opportune time for the transformation of our cable shop is now, when it should not interfere with ongoing main campus manufacturing activities, nor disrupt any ongoing OBX rental operations with the move. Note also that the ability of our cable shop to build both electrical and optical PRM system cables will remain intact after the transition.”

“While we are certainly encouraged by trending improvements in our Oil and Gas segment, we are especially pleased with the revenue growth and product expansion of our Adjacent Markets segment. Fourth quarter revenue from our Adjacent Markets products became the second highest in history, almost matching the all-time record set in the preceding quarter. For the full 2022 fiscal year, our Adjacent Markets revenue reached $39.2 million. This outperforms last year’s results by 21% and sets yet another full-year record for the segment. Within the segment, our Exile graphic imaging products, water meter cables and connectors, and contract manufacturing services each set new full-year records of their own. In another first, the fourth quarter included the first shipment of our Aquana smart water valves and subscription-based cloud control software. The dollar amount was not significant, but it marks the beginning of what we believe will be another path of profitable expansion in the years to come. Overall, the ramping performance of our Adjacent Markets segment provides strong validation that the addition of strategic diversifications outside of the oil and gas industry is working by broadening our revenue opportunities and moving us forward on a path toward profitability.”

“The aftermath of the pandemic and the war in Ukraine have created a broad level of disarray, with global inflation and threatened energy supplies as prime examples. Solving the latter of these is critical in abating the former and provides the only means for society to move forward. We believe the oil and gas industry is fully engaged in trying to responsibly solve the issue, and we believe this offers reasoning for an increase in demand for our OBX and other Oil and Gas segment products. In conjunction with the successful expansion of our Adjacent Markets products and our moves to achieve greater efficiencies, our confidence in the future is bolstered for increasing revenue, maintaining a strong balance sheet, and providing profitable returns for our shareholders.”

Oil and Gas Markets Segment

Revenue from the Company’s Oil and Gas Markets segment totaled $14.8 million for the three months ended September 30, 2022. This compares to $10.7 million in revenue, an increase of 38% for the same period a year ago. For the fiscal year, revenue from this segment totaled $49.1 million versus $52.3 million for the same prior year period. The increase for the three-month period is due to higher demand for seismic sensors and a higher level of repairs of customer owned marine wireless products. The twelve-month decrease in revenue is due to lower demand for the purchase our land and marine wireless products, partially offset by higher utilization of our marine wireless rental fleet and higher demand for our seismic sensors.

Revenue from the Company’s traditional exploration products totaled $3.2 million and $6.6 million respectively for the three-month and twelve-month periods ended September 30, 2022. This compares to $0.8 million and $4.5 million, respectively to the same periods a year ago. The increase for both periods is attributed to higher demand for seismic sensor and marine products.

Revenue from the Company’s wireless seismic products totaled $11.2 million and $40.7 million respectively for the three- and twelve-month periods ended September 30, 2022. This equates to a 16% increase and a 11% decrease compared to the corresponding respective year ago periods. The fourth quarter increase from last year is due to higher demand for the Company’s land and marine wireless products. The full year comparative decrease is a result of lower levels of demand for the purchase of the Company’s land and marine wireless products offset by higher utilization of the Company’s OBX marine nodal fleet. Demand for the Company’s OBX systems is driven by the desire of many E&P companies to find new resources near producing fields and to leverage existing offshore assets for their recovery to achieve lower costs. Increased demand for oil and natural gas, combined with recent increases in commodity pricing for such oil and gas, are expected to result in higher demand for the Company’s OBX systems in 2023.

The Company’s reservoir seismic products generated $0.5 million and $1.9 million in total revenue for the three-month and full year periods ended September 30, 2022. This compares with $0.3 million and $2.0 million for the equivalent periods one year earlier. Management believes that contracts for the manufacture and deployment of PRM systems offer the greatest opportunity for meaningful revenue from this product category. The Company is also continuing its ongoing discussions with other major oil and gas producers for possible PRM systems.

Adjacent Markets Segment

Revenue from the Company’s Adjacent Markets segment totaled $10.9 million and $39.2 million for the three- and twelve-month periods ended September 30, 2022. This compares with $8.6 million and $32.4 million for the equivalent year ago periods, representing increases of 27% and 21% respectively. The increase in both periods is the result of increased sales of the Company’s smart water meter cable and connector products, higher demand for its contract manufacturing services, increased sales of seismic sensors to industrial customers and increased demand for imaging products.

Emerging Markets Segment

The Company’s Emerging Markets segment generated revenue of $0.1 million and $0.7 million for the three-month and full year periods ended September 30, 2022. This compares with $0.2 million and $10.2 million for the similar three- and twelve-month periods of the previous year. Fiscal year 2022 and 2021 revenue is attributed to the contract awarded in April of 2020 to the Company’s Quantum subsidiary by the U.S. Customs and Border Protection, U.S. Border Patrol.

Balance Sheet and Liquidity

For the fiscal year ended September 30, 2022, the Company used $10.0 million in cash and cash equivalents from operating activities. The Company generated $14.1 million of cash from investing activities that included $11.6 million in proceeds from the sale of rental equipment, and $8.5 million for net sales of short-term investments. These sources of cash were partially offset by $4.8 million invested in rental equipment and $1.1 million used to purchase property, plant and equipment. As of September 30, 2022, the Company had $17.0 million in cash, cash equivalents and short-term investments, and maintained an additional borrowing availability of $8.5 million under its bank credit agreement with no borrowings outstanding. Thus, as of September 30, 2022, the Company’s total liquidity stood at $25.5 million. The Company additionally owns unencumbered property and real estate in both domestic and international locations. In fiscal 2023, management anticipates a capital expenditure budget of $7.3 million including $6.0 earmarked for additions to its rental equipment. Additions to our rental fleet will only occur when warranted by market conditions and financial commitments are made by customers.

Conference Call Information

Geospace Technologies will host a conference call to review its fourth quarter and fiscal year 2022 financial results on November 18, 2022, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 800-225-9448 (US) or (203) 518-9708 (International). Please reference the conference ID: GEOSQ422 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment, remote shutoff water values and Internet of Things (IoT) platform and provide contract manufacturing services.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the adoption, results and success of our rollout of our Aquana smart water valves and cloud-based control platform, future demand for our Quantum security solutions the adoption and sale of our products in various geographic regions, potential tenders for permanent reservoir monitoring systems, future demand for OBX systems, the completion of new orders for channels of our GCL system, the fulfillment of customer payment obligations, the impact of and the recovery from the impact of the coronavirus (COVID-19) pandemic, the impact of the current armed conflict between Russia and Ukraine, our ability to manage changes and the continued health or availability of management personnel, volatility and direction of oil prices, anticipated levels of capital expenditures and the sources of funding therefor, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels and continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenue:
Products	$16,049	$9,859	$64,109	$75,864
Rental	9,822	9,570	25,144	19,000

Total revenue	25,871	19,429	89,253	94,864

Cost of revenue:
Products	14,339	11,392	51,649	58,884
Rental	5,652	4,942	19,561	19,686

Total cost of revenue	19,991	16,334	71,210	78,570

Gross profit	5,880	3,095	18,043	16,294
Operating expenses:
Selling, general and administrative	5,374	5,851	23,482	21,926
Research and development	4,054	3,896	18,104	14,839
Goodwill impairment	4,336	—	4,336	—
Change in estimated fair value of contingent consideration	7	(1,811)	(5,035)	(3,524)
Bad debt expense (recovery)	176	(44)	292	(76)

Total operating expenses	13,947	7,892	41,179	33,165

Loss from operations	(8,067)	(4,797)	(23,136)	(16,871)

Other income (expense):
Interest expense	(39)	—	(65)	—
Interest income	254	157	976	1,441
Gain (loss) on investments, net	—	(3)	(22)	1,993
Foreign exchange losses, net	(167)	(105)	(397)	(41)
Other, net	(18)	3	(39)	—

Total other income, net	30	52	453	3,393

Loss before income taxes	(8,037)	(4,745)	(22,683)	(13,478)
Income tax expense	3	290	173	578

Net loss	$(8,040)	$(5,035)	$(22,856)	$(14,056)

Loss per common share:
Basic	$(0.62)	$(0.39)	$(1.76)	$(1.05)

Diluted	$(0.62)	$(0.39)	$(1.76)	$(1.05)

Weighted average common shares outstanding:
Basic	13,020,191	13,046,620	12,987,996	13,358,930

Diluted	13,020,191	13,046,620	12,987,996	13,358,930

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	AS OF SEPTEMBER 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$16,109	$14,066
Short-term investments	894	9,496
Trade accounts and financing receivables, net	20,886	17,159
Unbilled receivables	—	1,051
Inventories, net	19,995	16,196
Prepaid expenses and other current assets	2,077	2,062

Total current assets	59,961	60,030
Non-current financing receivables	—	2,938
Non-current inventories, net	12,526	18,103
Rental equipment, net	28,199	38,905
Property, plant and equipment, net	26,598	29,983
Operating right-of-use assets	957	1,191
Goodwill	736	5,072
Other intangible assets, net	5,573	7,250
Other non-current assets	506	457

Total assets	$135,056	$163,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$5,595	$6,391
Contingent consideration	175	807
Operating lease liabilities	241	225
Other current liabilities	6,616	7,799

Total current liabilities	12,627	15,222
Non-current contingent consideration	—	5,210
Non-current operating lease liabilities	769	1,009
Deferred tax liabilities	13	31

Total liabilities	13,409	21,472

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,863,233 and 13,738,971 shares issued, respectively; and 13,021,241 and 12,969,542 shares outstanding, respectively	139	137
Additional paid-in capital	94,667	92,935
Retained earnings	49,654	72,510
Accumulated other comprehensive loss	(15,313)	(16,320)
Treasury stock, at cost, 841,992 and 769,429 shares, respectively	(7,500)	(6,805)

Total stockholders’ equity	121,647	142,457

Total liabilities and stockholders’ equity	$135,056	$163,929

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	YEAR ENDED SEPTEMBER 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(22,856)	$(14,056)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax expense (benefit)	(17)	3
Rental equipment depreciation	13,740	15,075
Property, plant and equipment depreciation	4,143	3,956
Amortization of intangible assets	1,677	1,746
Goodwill impairment expense	4,336	—
Property, plant and equipment impairment expense	401	—
Accretion of discounts on short-term investments	96	96
Stock-based compensation expense	1,734	1,970
Bad debt expense (recovery)	292	(76)
Inventory obsolescence expense	3,222	3,001
Change in estimated fair value of contingent consideration	(5,035)	(3,524)
Gross profit from sale of used rental equipment	(11,061)	(6,678)
Gain on disposal of property, plant and equipment	(54)	—
Realized loss (gain) on sale of investments, net	22	(1,993)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivables	1,751	(2,973)
Unbilled receivables	1,051	(1,051)
Inventories	(2,357)	(7,674)
Other assets	349	5,368
Accounts payable trade	(786)	4,712
Other liabilities	(683)	(5,074)

Net cash used in operating activities	(10,035)	(7,172)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,130)	(3,188)
Investment in rental equipment	(4,832)	(2,121)
Proceeds from the sale of property, plant and equipment	54	16
Proceeds from the sale of used rental equipment	11,583	10,626
Purchase of short-term investments	(450)	(12,544)
Proceeds from the sale of short-term investments	8,924	3,170
Business acquisition, net of acquired cash	—	(1,346)
Proceeds from sale of investment in debt security	—	2,069

Net cash provided by (used in) investing activities	14,149	(3,318)

Cash flows from financing activities:
Payments of contingent consideration	(807)	(1,421)
Debt issuance costs	(211)	—
Purchase of treasury stock	(695)	(6,805)

Net cash used in financing activities	(1,713)	(8,226)

Effect of exchange rate changes on cash	(358)	96

Increase in cash and cash equivalents	2,043	(18,620)
Cash and cash equivalents, beginning of fiscal year	14,066	32,686

Cash and cash equivalents, end of fiscal year	$16,109	$14,066

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Oil and Gas Markets
Traditional seismic exploration product revenue	$3,169	$782	$6,597	$4,518
Wireless seismic exploration product revenue	11,200	9,614	40,667	45,751
Reservoir product revenue	455	312	1,877	1,983

	14,824	10,708	49,141	52,252
Adjacent Markets segment revenue:
Industrial product revenue	7,169	5,500	25,640	21,335
Imaging product revenue	3,690	3,051	13,531	11,084

	10,859	8,551	39,171	32,419
Emerging Markets segment revenue:
Border and perimeter security product revenue	140	170	711	10,193

Corporate	48	—	230	—

Total revenue	$25,871	$19,429	$89,253	$94,864

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Operating income (loss):
Oil and Gas Markets segment	$(1,330)	$(2,971)	$(7,539)	$(16,229)
Adjacent Markets segment	1,680	1,604	6,021	6,423
Emerging Markets segment	(5,519)	(253)	(9,128)	5,033
Corporate	(2,898)	(3,177)	(12,490)	(12,098)

Total operating loss	$(8,067)	$(4,797)	$(23,136)	$(16,871)